[ALTEON LETTERHEAD]




                                        October 21, 1997




Ms. Elizabeth A. O'Dell
100 Inwood Avenue
Upper Montclair, NJ 07043

Dear Liz:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your employment agreement with the Company dated October 21, 1995
(the "Employment Agreement"), and as amended by letter dated
January 29, 1997.

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, shall begin on the date hereof and terminate 3 years from such date.

Your salary for the calendar year 1997 will be $120,852 and it shall be subject to further adjustment, as may be determined by the Company, for periods thereafter. In addition, you will be eligible to receive a bonus, to be awarded at the sole discretion of the Board of Directors of the Company, in an amount of up to $5,000 and up to 10,000 stock options for the calendar year ending December 31, 1997. You will also be eligible to receive bonuses for 1998 and 1999 in such amounts as may be determined by the Company. The vesting schedule and exercise price for bonus options will be determined by the Company.

Subject to your acceptance of this letter, the Company shall award you options to purchase 50,000 shares of the Company's common stock at an exercise price of $5.625 (the fair market value of Alteon stock on January 31, 1997, when the Compensation Committee of the Board approved this award). The options will be subject to the terms and conditions of the Company's amended 1995 Stock Option Plan and the Company's standard Incentive/Non-Qualified Stock Option Grant Agreement to be executed after action of the Compensation Committee ("Grant Agreement"). The fifty thousand (50,000) options will vest a rate of 1,388 per month during the Term of Employment.

Ms. Elizabeth A. O'Dell
October 21, 1997
                                                          Page 2


Paragraph 20 of your Employment Agreement ("General") is amended to include the Grant Agreement and this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under these agreements. Except as modified by this letter, the terms of your Employment Agreement, as previously amended, shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.


                                        Sincerely,

                                        /s/ James J. Mauzey

                                        James J. Mauzey
                                        Chairman and
                                        Chief Executive Officer





Accepted and Agreed:



/s/ Elizabeth A. O'Dell
Elizabeth A. O'Dell



[ALTEON PAGE 2 LETTERHEAD]